UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                       COFLEXIP STENA OFFSHORE GROUP S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Sponsored American Depository Receipts
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    192384105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 192384105
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      General Electric Investment Corporation, as Investment Advisor to certain entities and accounts
      I.R.S. #22-2152310
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               1,062,381
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        1,062,381
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,062,381
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|

--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      8.66% (15.30% if aggregated with the shares owned by GE Investment Management Incorporated)
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 12 Pages

                                 SCHEDULE 13G
CUSIP No. 192384105
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      GE Investment Management Incorporated, as Investment Advisor to certain entities and accounts (I.R.S. #06-1238874)
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               815,201
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        815,201
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      815,201
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|

--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      6.64% (15.30% if aggregated with the shares owned by General Electric Investment Corporation)
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 12 Pages

                                 SCHEDULE 13G
CUSIP No. 192384105
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      General Electric Company
      (I.R.S. #14-0689340)
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               Disclaimed (see 9 below)
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        Disclaimed (see 9 below)
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|

--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      Not applicable
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 12 Pages

      INTRODUCTORY NOTE: General Electric Investment Corporation ("GEIC"), as an Investment Adviser (registered under the Investment Advisers Act of 1940) to certain entities and accounts, may be deemed to be a beneficial owner of 1,062,381 shares of Sponsored American Depository Receipts ("ADR's") owned by such entities or accounts. GE Investment Management Incorporated ("GEIM"), as an Investment Adviser (registered under the Investment Advisers Act of 1940) to certain entities and accounts, may be deemed to be a beneficial owner of 815,201 shares of ADR's owned by such entities or accounts. The ADR's held by GEIC and GEIM convert into Common Stock and constitute 15.30% of the total number of ADR's outstanding. GEIC and GEIM each expressly disclaim beneficial ownership of ADR's owned by filing persons other than itself. GEIC and GEIM expressly disclaim that they are members of a "group" but collectively hold 1,877,582 ADR's. General Electric Company, a New York corporation, disclaims beneficial ownership of all ADR's. General Electric Company expressly disclaims that it is a member of a "group".

Item 1(a)      Name of Issuer

               COFLEXIP STENA OFFSHORE GROUP S.A.

Item 1(b)      Address of Issuer's Principal Executive Office

               23 Avenue de Neuilly
               Paris, France 75116

Item 2(a)      Name of Person Filing

               General Electric Investment Corporation ("GEIC"), as Investment Adviser to certain entities and accounts
               GE Investment Management Incorporated ("GEIM"), as Investment Adviser to certain entities and accounts
               General Electric Company (see Schedule 1)

Item 2(b)      Address of Principal Business Office

               The address of the principal offices of General Electric Investment Corporation and GE Investment Management Incorporated is 3003 Summer Street, Stamford, Connecticut 06904. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c)      Citizenship

               General Electric Investment Corporation - Delaware


                               Page 5 of 12 Pages

               GE Investment Management Incorporated - Delaware
               General Electric Company - New York

Item 2(d)      Title of Class of Securities

               Sponsored American Depository Receipts

Item 2(e)      CUSIP Number

               192384105

Item 3 If this statement is filed pursuant to Rules 13d- 1(b) or 13d-2(b), check whether the person filing is a:

               (a) [ ]Broker or Dealer registered under Section
                      15 of the Act

               (b) [ ]Bank as defined in Section 3(a) of the
                      Act

               (c) [ ]Insurance Company as defined in Section
                      3(a)(19) of the Act

               (d) [ ]Investment Company registered under
                      Section 8 of the Investment Company Act

               (e) [ ]Investment Adviser registered under
                      Section 203 of the Investment Advisers
                      Act of 1940

               (f) [ ]Employee Benefit Plan, Pension Fund which
                      is subject to the provisions of the
                      Employee Retirement Income Security Act
                      of 1974 or Endowment Fund; see ss.240.13d-
                      1(b)(1)(ii)(F)

               (g) [ ]Parent Holding Company, in accordance
                      with ss.240.13d-1(b)(ii)(G) (Note: See Item
                      7)

               (h) [X]Group, in accordance with ss.240.13d-
                      1(b)(1)(ii)(H)

Item 4         Ownership

               (see cover pages and introductory note)


                               Page 6 of 12 Pages

Item 5         Ownership of Five Percent of Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6         Ownership of More than Five Percent on Behalf of Another Person

               Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               Not applicable.

Item 8         Identification and Classification of Members of the Group

               Not applicable.

Item 9         Notice of Dissolution of Group

               Not applicable


                               Page 7 of 12 Pages

Item 10        Certification

               By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

February 14, 1997                  GENERAL ELECTRIC INVESTMENT
                                     CORPORATION, as Investment Adviser
                                     to certain entities and accounts


                                   By: /s/ Alan M. Lewis
                                      -----------------------------------
                                       Alan M. Lewis
                                       Executive Vice President


                                   GE INVESTMENT MANAGEMENT
                                     INCORPORATED, as Investment Adviser
                                     to certain entities and accounts


                                   By: /s/ Alan M. Lewis
                                      -----------------------------------
                                       Alan M. Lewis
                                       Executive Vice President


                                   GENERAL ELECTRIC COMPANY


                                   BY: /s/ John H. Myers
                                      -----------------------------------
                                       John H. Myers
                                       Vice President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1997                  GENERAL ELECTRIC INVESTMENT
                                     CORPORATION, as Investment Adviser
                                     to certain entities and accounts


                                   By: /s/ Alan M. Lewis
                                      -----------------------------------
                                       Alan M. Lewis
                                       Executive Vice President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 1997                  GE INVESTMENT MANAGEMENT
                                     INCORPORATED, as Investment Adviser
                                     to certain entities and accounts


                                   By: /s/ Alan M. Lewis
                                      -----------------------------------
                                       Alan M. Lewis
                                       Executive Vice President

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 1997                  GENERAL ELECTRIC COMPANY


                                   BY: /s/ John H. Myers
                                      -----------------------------------
                                       John H. Myers
                                       Vice President

                                   SCHEDULE I

                             JOINT FILING AGREEMENT

      This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of American Depository Receipts of Coflexip Stena Offshore Group S.A. is being filed on behalf of each of the undersigned.


                                   GENERAL ELECTRIC INVESTMENT
                                     CORPORATION, as Investment Adviser
                                     to certain entities and accounts


                                   By: /s/ Alan M. Lewis
                                      -----------------------------------
                                       Alan M. Lewis
                                       Executive Vice President


                                   GE INVESTMENT MANAGEMENT
                                     INCORPORATED, as Investment Adviser
                                     to certain entities and accounts


                                   By: /s/ Alan M. Lewis
                                      -----------------------------------
                                       Alan M. Lewis
                                       Executive Vice President


                                   GENERAL ELECTRIC COMPANY


                                   BY: /s/ John H. Myers
                                      -----------------------------------
                                       John H. Myers
                                       Vice President